Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator

Synovus Financial Corp.

2011 Director Stock Purchase Plan:

We consent to the incorporation by reference in the registration statements (No. 333-174264 and No. 333-187465) on Form S-8 of Synovus Financial Corp. of our report dated March 29, 2013, with respect to the statements of financial condition of the Synovus Financial Corp. 2011 Director Stock Purchase Plan (the “Plan”) as of December 31, 2012 and 2011, and the related statements of operations and changes in plan equity for year ended December 31, 2012 and the period from inception (June 1, 2011) to December 31, 2011, which report appears in the December 31, 2012 Annual Report on Form 11-K of the Synovus Financial Corp. 2011 Director Stock Purchase Plan.

(Signed) KPMG LLP

Atlanta, Georgia

March 29, 2013